Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-114987, Registration Statement No. 333-55836 and Registration Statement No. 333-62585 of The Pantry, Inc. on Forms S-8, and Registration Statement No. 333-116972 of The Pantry, Inc. on Form S-3, as amended, of our report dated December 10, 2004 (which report expresses an unqualified opinion and includes an explanatory paragraph related to the adoption of Statement of Financial Accounting Standards (“SFAS”) No. 143, Accounting for Asset Retirement Obligations, on September 27, 2002) appearing in this Annual Report on Form 10-K of The Pantry, Inc. for the year ended September 30, 2004.

/s/ Deloitte & Touche LLP

Raleigh, North Carolina

December 14, 2004